EXHIBIT 99.1

Donegal Group Inc. Announces First Quarter 2022 Results

MARIETTA, Pa., April 28, 2022 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ: DGICB) today reported its financial results for the first quarter of 2022.

Significant Items for First Quarter of 2022 (all comparisons to first quarter of 2021):

  Net income increased 24.8% to $13.1 million, or $0.43 per diluted Class A share
  Net premiums earned increased 6.4% to $199.2 million
  Net premiums written1 increased 1.2% to $218.4 million
  Combined ratio of 95.8%, compared to 98.5%
  Annualized return on average equity of 10.0%, compared to 8.0%
  Book value per share of $16.72 at March 31, 2022, compared to $17.29

Financial Summary

	Three Months Ended March 31,
	2022	2021	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$199,249	$187,252	6.4%
Investment income, net	7,859	7,511	4.6
Net investment (losses) gains	(76)	2,469	NM2
Total revenues	207,627	197,970	4.9
Net income	13,145	10,530	24.8
Non-GAAP operating income[1]	13,205	8,579	53.9
Annualized return on average equity	10.0%	8.0%	2.0 pts

Per Share Data
Net income – Class A (diluted)	$0.43	$0.35	22.9%
Net income – Class B	0.39	0.32	21.9
Non-GAAP operating income – Class A (diluted)	0.43	0.29	48.3
Non-GAAP operating income – Class B	0.39	0.26	50.0
Book value	16.72	17.29	-3.3

1The “Definitions of Non-GAAP Financial Measures” section of this release defines data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”) and reconciles such data to GAAP measures.

2Not meaningful.

Management Commentary

“We achieved strong net earned premium growth in the quarter, which largely reflected an increase in net premiums written throughout 2021. Underwriting results continue to strengthen as we transform our business and migrate our products and processes to modernized technology platforms. We continue to emphasize sustainable profitability in our commercial lines business segment. Considering the challenging economic and inflationary environment, we intentionally moderated new business growth and heightened our attentiveness to appropriate underwriting discipline and rate adequacy,” said Kevin G. Burke, President and Chief Executive Officer. “As we deploy state-specific strategies and introduce new personal lines products in select states, we are confident that our go-forward business plan will increasingly enhance our total financial results.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer personal and commercial property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), six Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and four Southwestern states (Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended March 31,
	2022	2021	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$124,329	$109,226	13.8%
Personal lines	74,920	78,026	-4.0
Total net premiums earned	$199,249	$187,252	6.4%

Net Premiums Written
Commercial lines:
Automobile	$48,628	$47,239	2.9%
Workers' compensation	32,897	34,941	-5.8
Commercial multi-peril	54,197	51,803	4.6
Other	11,111	10,451	6.3
Total commercial lines	146,833	144,434	1.7
Personal lines:
Automobile	42,240	43,007	-1.8
Homeowners	23,515	22,688	3.6
Other	5,854	5,733	2.1
Total personal lines	71,609	71,428	0.3
Total net premiums written	$218,442	$215,862	1.2%

Net Premiums Written

The 1.2% increase in net premiums written for the first quarter of 2022 compared to the first quarter of 2021, as shown in the table above, represents 1.7% growth in commercial lines net premiums written and 0.3% growth in personal lines net premiums written. The $2.6 million increase in net premiums written for the first quarter of 2022 compared to the first quarter of 2021 included:

  Commercial Lines: $2.4 million increase that we attribute primarily to modest new business writings, strong premium retention and a continuation of renewal premium increases in lines other than workers’ compensation, offset partially by planned attrition in regions we have targeted for profit improvement.
  Personal Lines: $0.2 million increase that we attribute to premium rate increases our insurance subsidiaries have implemented over the past four quarters, largely offset by net attrition as a result of underwriting measures our insurance subsidiaries implemented to slow new policy growth and to increase pricing on renewal policies.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three months ended March 31, 2022 and 2021:

	Three Months Ended
	March 31,
	2022	2021

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	55.2%	60.0%
Loss ratio (weather-related)	4.0	3.7
Expense ratio	35.8	34.1
Dividend ratio	0.8	0.7
Combined ratio	95.8%	98.5%

Statutory Combined Ratios
Commercial lines:
Automobile	89.1%	102.3%
Workers' compensation	97.0	95.4
Commercial multi-peril	99.7	107.7
Other	72.4	60.1
Total commercial lines	93.5	99.3
Personal lines:
Automobile	93.5	93.4
Homeowners	108.0	94.7
Other	43.8	76.9
Total personal lines	94.8	92.6
Total lines	94.1%	96.5%

Loss Ratio

For the first quarter of 2022, the loss ratio decreased to 59.2%, compared to 63.7% for the first quarter of 2021. Weather-related losses were $8.0 million, or 4.0 percentage points of the loss ratio, for the first quarter of 2022, compared to $6.8 million, or 3.7 percentage points of the loss ratio, for the first quarter of 2021. Weather-related loss activity for the first quarter of 2022 was lower than our previous five-year average of $10.3 million for first-quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the first quarter of 2022 were $9.6 million, or 4.8 percentage points of the loss ratio. That amount was slightly lower than the large fire losses of $10.3 million, or 5.5 percentage points of the loss ratio, for the first quarter of 2021.   A $4.0 million decrease in commercial property fire losses was partially offset by a $3.3 million increase in homeowner fire losses.

Net development of reserves for losses incurred in prior accident years of $16.5 million decreased the loss ratio for the first quarter of 2022 by 8.3 percentage points, compared to $8.2 million that decreased the loss ratio for the first quarter of 2021 by 4.4 percentage points. Our insurance subsidiaries experienced favorable development in all lines of business in the first quarter of 2022, with the majority of the impact relating to reserves for accident years 2021 and 2020 in the commercial automobile, personal automobile, commercial multi-peril and workers’ compensation lines of business.

Expense Ratio

The expense ratio was 35.8% for the first quarter of 2022, compared to 34.1% for the first quarter of 2021. The increase in the expense ratio reflected higher technology systems-related expenses and underwriting-based incentive costs for our agents and employees for the first quarter of 2022 compared to the prior-year quarter.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 95.0% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at March 31, 2022.

	March 31, 2022		December 31, 2021
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$124,593	9.8%	$121,453	9.5%
Obligations of states and political subdivisions	452,098	35.6	428,814	33.6
Corporate securities	405,279	31.9	412,758	32.3
Mortgage-backed securities	225,617	17.7	237,709	18.6
Total fixed maturities	1,207,587	95.0	1,200,734	94.0
Equity securities, at fair value	54,046	4.3	63,420	5.0
Short-term investments, at cost	9,194	0.7	12,692	1.0
Total investments	$1,270,827	100.0%	$1,276,846	100.0%

Average investment yield	2.5%		2.6%
Average tax-equivalent investment yield	2.6%		2.6%
Average fixed-maturity duration (years)	5.7		4.7

Total investments decreased by $6.0 million compared to December 31, 2021. The decrease was primarily attributable to $26.1 million, or $0.65 per share on an after-tax basis, of unrealized losses within our available-for-sale fixed-maturity portfolio due to a substantial increase in market interest rates during the first quarter of 2022. The unrealized losses were partially offset by new funds invested during the first quarter of 2022.

Net investment income of $7.9 million for the first quarter of 2022 increased 4.6% compared to $7.5 million for the first quarter of 2021. The increase in net investment income reflected primarily an increase in average invested assets relative to the prior-year first quarter.

Net investment losses of $76,247 for the first quarter of 2022 were primarily related to unrealized losses in the fair value of equity securities held at March 31, 2022 that were largely offset by net realized gains on sales of investments. Net investment gains of $2.5 million for the first quarter of 2021 were primarily related to unrealized gains in the fair value of equity securities held at March 31, 2021.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended March 31,
	2022	2021	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$199,249	$187,252	6.4%
Change in net unearned premiums	19,193	28,610	-32.9
Net premiums written	$218,442	$215,862	1.2%

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended March 31,
	2022	2021	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Non-GAAP Operating Income
Net income	$13,145	$10,530	24.8%
Investment losses (gains) (after tax)	60	(1,951)	NM
Non-GAAP operating income	$13,205	$8,579	53.9%

Per Share Reconciliation of Net Income
to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.43	$0.35	22.9%
Investment losses (gains) (after tax)	-	(0.06)	NM
Non-GAAP operating income – Class A	$0.43	$0.29	48.3%

Net income – Class B	$0.39	$0.32	21.9%
Investment losses (gains) (after tax)	-	(0.06)	NM
Non-GAAP operating income – Class B	$0.39	$0.26	50.0%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On April 21, 2022, we declared a regular quarterly cash dividend of $0.165 per share for our Class A common stock and $0.1475 per share for our Class B common stock, which is payable on May 16, 2022 to stockholders of record as of the close of business on May 2, 2022.

Pre-Recorded Webcast

At approximately 8:30 am EST on Thursday, April 28, 2022, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary and a question and answer session. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and customers.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, prolonged economic challenges resulting from the COVID-19 pandemic, adverse litigation and other trends that could increase our loss costs (including labor shortages and escalating medical, automobile and property repair costs), adverse and catastrophic weather events, our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments including those related to COVID-19 business interruption coverage exclusions, changes in regulatory requirements, our ability to attract and retain independent insurance agents, changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Karin Daly, Vice President, The Equity Group Inc.

Phone: (212) 836-9623
E-mail: kdaly@equityny.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended March 31,
	2022	2021

Net premiums earned	$199,249	$187,252
Investment income, net of expenses	7,859	7,511
Net investment (losses) gains	(76)	2,469
Lease income	105	107
Installment payment fees	490	631
Total revenues	207,627	197,970

Net losses and loss expenses	117,883	119,220
Amortization of deferred acquisition costs	34,182	30,179
Other underwriting expenses	37,106	33,782
Policyholder dividends	1,649	1,294
Interest	153	312
Other expenses, net	428	432
Total expenses	191,401	185,219

Income before income tax expense	16,226	12,751
Income tax expense	3,081	2,221

Net income	$13,145	$10,530

Earnings per common share:
Class A - basic and diluted	$0.43	$0.35
Class B - basic and diluted	$0.39	$0.32

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	25,786,648	24,768,060
Class A - diluted	25,808,609	24,896,388
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$218,442	$215,862

Book value per common share
at end of period	$16.72	$17.29

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2022	2021
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$690,692	$668,105
Available for sale, at fair value	516,895	532,629
Equity securities, at fair value	54,046	63,420
Short-term investments, at cost	9,194	12,692
Total investments	1,270,827	1,276,846
Cash	56,075	57,709
Premiums receivable	182,475	168,863
Reinsurance receivable	448,296	455,411
Deferred policy acquisition costs	71,608	68,028
Prepaid reinsurance premiums	174,523	176,936
Receivable from Michigan Catastrophic Claims Association	-	18,113
Other assets	36,958	33,269
Total assets	$2,240,762	$2,255,175

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,071,587	$1,077,620
Unearned premiums	589,739	572,958
Accrued expenses	4,900	4,029
Borrowings under lines of credit	35,000	35,000
Cash refunds due to Michigan policyholders	-	18,113
Other liabilities	15,270	16,419
Total liabilities	1,716,496	1,724,139
Stockholders' equity:
Class A common stock	288	288
Class B common stock	56	56
Additional paid-in capital	305,668	304,889
Accumulated other comprehensive (loss) income	(17,307)	3,284
Retained earnings	276,787	263,745
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	524,266	531,036
Total liabilities and stockholders' equity	$2,240,762	$2,255,175